Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports Diluted Earnings Per Share of $0.65 For the Third Quarter 2005

Highlights:

•	Revenue of $776 million was 11 percent higher

•	Subsea revenue of $323 million increased 27 percent

•	Energy Processing segment operating profit up 71 percent

•	Record backlog of $1.9 billion

•	FMC Technologies increases full-year 2005 diluted earnings per share estimate excluding the impact of the MODEC, Inc. stock sale gain, Sonatrach charges and the estimated tax impact of foreign dividend repatriation

HOUSTON, November 1, 2005 – FMC Technologies, Inc. (NYSE: FTI) today reported third quarter 2005 revenue of $776 million, up 11 percent over the prior-year quarter on the strength of the subsea systems and surface wellhead businesses. Profit before tax of $56.1 million improved 81 percent over the prior-year quarter. Third quarter 2005 diluted earnings per share of $0.65 includes an $0.08 per share net benefit from two items, a $0.14 per share negative impact from a loss provision for the Sonatrach project and a $0.22 per share positive impact from the sale of MODEC, Inc. stock. Third quarter 2004 diluted earnings per share of $0.32 included a $0.04 per share negative impact from a loss provision for the Sonatrach project.

“We had a strong third quarter led by the continuing strength of our energy businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our subsea systems revenue improved more than 27 percent and revenue from our surface business improved significantly over the prior-year quarter. Additionally, we improved our operating profit margin in the Energy Processing segment for the third consecutive quarter. Excluding the negative impact from Sonatrach cost increases, the positive impact from the sale of MODEC, Inc. stock, and the estimated negative impact due to the tax charge associated with the anticipated repatriation of foreign earnings under the Homeland Investment provision of the JOBS Act, we now believe that

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Page 2 -FMC Technologies Reports Diluted Earnings Per Share of $0.65 in the Third Quarter of 2005

full-year 2005 diluted earnings per share will be in a range of $1.75 to $1.85, up from the $1.60 to $1.80 estimate we provided last quarter.”

Including the negative $0.48 year-to-date diluted earnings per share impact from the Sonatrach project cost increases, the positive $0.22 diluted earnings per share impact from the sale of MODEC, Inc., stock and the estimated $0.36 diluted earnings per share impact of the tax charge associated with the anticipated repatriation of foreign earnings, 2005 full-year diluted earnings per share are now expected to be in a range of $1.13 to $1.23.

Review of Operations – Third Quarter 2005

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $560.3 million in the third quarter of 2005, up 15 percent from $488.1 million in the third quarter of 2004. Energy Systems’ operating profit for the third quarter was $32.0 million and includes a $16.0 million charge for losses on the Sonatrach project. For the same period in 2004, Energy Systems’ operating profit was $29.1 million and included a $4.4 million loss from the Sonatrach project.

Energy Systems’ inbound orders were $600.4 million for the third quarter of 2005, up $110.8 million compared to the third quarter of 2004. Energy Systems’ total backlog at the end of the third quarter of 2005 was $1.60 billion compared to $1.35 billion at the end of the third quarter of 2004.

Energy Production Systems’ third quarter 2005 revenue of $428.2 million increased 18 percent over the prior-year quarter. The quarter-over-quarter increase was due mainly to higher subsea systems revenue of $323 million, up 27 percent from the prior-year quarter and to a lesser extent surface wellhead volume. Segment operating profit of $16.8 million includes the $16.0 million loss provision for the Sonatrach project, which more than offset higher operating profit from increased volume in the subsea and surface businesses. Segment operating profit for Energy Production was $20.2 million in the prior-year quarter and included a $4.4 million loss on the Sonatrach project.

Energy Production Systems’ inbound orders of $457 million for the third quarter were up $77 million over the prior-year quarter. Inbound order increases from all businesses within the segment contributed to the quarter-over-quarter improvement. Energy Production Systems’ backlog of $1.4 billion is $204.2 million higher than the prior-year third quarter on the strength of subsea and surface wellhead. Subsea backlog of $1.2 billion is up 19 percent above the third quarter of 2004.

Energy Processing Systems’ third quarter revenue of $132.8 million was up 5 percent from the prior-year quarter. Strong demand for fluid control products, including WECO®/Chiksan®

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equipment, was the primary driver of the quarter-over-quarter revenue improvement. Operating profit of $15.2 million was up $6.3 million, a 71 percent increase compared to the third quarter of 2004. Higher sales volume and pricing for WECO®/Chiksan® products as well as operating margin improvements across all Energy Processing businesses resulted in segment operating margins of 11.5 percent compared to 7.0 percent in the prior-year quarter.

Energy Processing Systems’ inbound orders were $144.1 million for the third quarter, up 30 percent from the prior-year quarter due mainly to demand for loading systems. Energy Processing Systems’ backlog of $171.3 million is up 32 percent from the prior-year quarter mainly on the strength of loading systems orders.

FoodTech’s third quarter revenue of $132.5 million was 4 percent below the third quarter of 2004. Revenue from tomato processing equipment was lower but was partially offset by strong North American sales for sterilization, freezing and cooking equipment. FoodTech’s operating profit of $8.4 million is essentially level with the prior-year quarter. Improvements in freezing and cooking systems, from improved operating margins, as well as from higher volume in the North American sterilization market, were offset by lower volumes in the tomato processing business. Inbound orders of $136.8 million were up $9.8 million from the prior-year quarter primarily from orders for sterilization and canning equipment. Backlog of $157.1 million is up 20 percent from the prior-year quarter.

Airport Systems’ third quarter revenue of $85.9 million was 13 percent higher compared with the third quarter of 2004. Revenue improved over the prior-year quarter due to stronger sales for ground support equipment to freight carriers and international airlines and increased sales from the airport service business due to new project awards. Operating profit of $8.5 million improved 40 percent from the prior-year quarter mainly due to higher ground support volume and airport services business. Operating margins in the segment of 9.9 percent improved from 8.0 percent in the prior-year quarter. Inbound orders were $66.4 million in the third quarter of 2005, up 11 percent from 2004 on stronger orders for ground support equipment, more than offsetting the reduction of the Halvorsen loader order. Backlog of $103.2 million is down from $131.0 million in the prior-year quarter on lower volume for Jetway passenger boarding bridges and the planned decline of the Halvorsen loader contract.

Corporate expense in the third quarter of 2005 was $7.6 million, $1.3 million above the prior-year period, due in large part to audit-related expenses for Sarbanes-Oxley and higher compensation expense. Other expense, net, of $8.9 million is $4.1 million above prior-year quarter due to an

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unfavorable impact of foreign currency, higher stock-based compensation expense and higher LIFO expense. Corporate items also include the $25.3 million gain from the sale of MODEC, Inc. stock.

Net interest expense in the third quarter of 2005 was $1.6 million, up from $1.4 million in the third quarter of 2004.

In the third quarter, a favorable tax adjustment of $5.2 million was recorded due to the completion of audits of prior year tax returns.

Debt, less cash, at the end of the third quarter of 2005 was $53 million, down $111.3 million from the end of the second quarter of 2005, due mainly to cash received from the sale of MODEC, Inc. stock. In the quarter, $5.1 million of cash was used to repurchase 125,000 shares of FMC Technologies common stock.

Depreciation and amortization for the third quarter of 2005 was $16.5 million. Capital expenditures during the third quarter of 2005 totaled $21.8 million.

Summary and Outlook

FMC Technologies reported diluted earnings per share of $0.65 for the third quarter 2005. Diluted earnings per share included significant items; a negative $0.14 impact from losses on the Sonatrach project and a positive $0.22 impact from the sale of MODEC, Inc. stock. Diluted earnings per share of $0.32 in the prior-year quarter included a negative $0.04 impact from losses on the Sonatrach project.

Energy Systems’ revenue grew 15 percent over the prior-year quarter on the strength of subsea and surface revenues. Segment operating profit in Energy Processing improved 71 percent over the prior-year quarter. FoodTech operating profit was level with prior-year quarter. Airport Systems’ operating profit improved on increased ground support volume and increased airport services business. A new record backlog of $1.9 billion was reported on the strength of subsea systems.

The Company estimates the negative impact of the tax charge associated with the decision to repatriate foreign earnings under the Homeland Investment provisions of the JOBS Act will be approximately $0.36 per diluted share in the fourth quarter of 2005.

The Company now expects 2005 full-year diluted earnings per share in a range of $1.13 to $1.23, including the $0.48 year-to-date negative impact from the Sonatrach project, the $0.22 positive impact from the sale of MODEC, Inc. stock and the estimated $0.36 negative impact related to the fourth quarter tax charge associated with repatriation under the JOBS Act.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2005 conference call at 9:00 a.m. (Eastern Standard Time) on Wednesday, November 2, 2005. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenue	$776.1	$700.0	$2,270.2	$1,934.2
Costs and expenses	743.4	668.1	2,206.3	1,845.0

	32.7	31.9	63.9	89.2
Net gain (loss) on disposal of assets	25.4	(0.7)	30.3	(1.5)
Minority interests	(0.4)	1.2	(1.5)	1.3

Income before net interest expense and income taxes	57.7	32.4	92.7	89.0
Net interest expense	(1.6)	(1.4)	(4.0)	(5.2)

Income before income taxes	56.1	31.0	88.7	83.8
Provision for income taxes	10.4	9.0	13.6	24.3

Net income	$45.7	$22.0	$75.1	$59.5

Earnings per share
Basic	$0.66	$0.32	$1.09	$0.88

Diluted	$0.65	$0.32	$1.06	$0.86

Weighted average shares outstanding
Basic	68.9	67.9	69.0	67.3

Diluted	70.8	69.7	70.8	69.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenue
Energy Production Systems	$428.2	$363.6	$1,297.4	$1,005.3
Energy Processing Systems	132.8	126.6	366.4	351.1
Intercompany eliminations	(0.7)	(2.1)	(2.2)	(8.4)

Subtotal Energy Systems	560.3	488.1	1,661.6	1,348.0
FoodTech	132.5	137.8	383.7	392.6
Airport Systems	85.9	76.1	232.6	199.3
Intercompany eliminations	(2.6)	(2.0)	(7.7)	(5.7)

	$776.1	$700.0	$2,270.2	$1,934.2

Income before income taxes
Segment operating profit
Energy Production Systems	$16.8	$20.2	$34.9	$64.2
Energy Processing Systems	15.2	8.9	35.8	20.6

Subtotal Energy Systems	32.0	29.1	70.7	84.8
FoodTech	8.4	8.3	24.1	26.8
Airport Systems	8.5	6.1	17.2	11.3

Total segment operating profit	48.9	43.5	112.0	122.9
Corporate items
Corporate expense	(7.6)	(6.3)	(21.9)	(18.9)
Other expense, net (1)	(8.9)	(4.8)	(22.7)	(15.0)
Gain on sale of investment	25.3	—	25.3	—
Net interest expense	(1.6)	(1.4)	(4.0)	(5.2)

Total corporate items	7.2	(12.5)	(23.3)	(39.1)

Income before income taxes	$56.1	$31.0	$88.7	$83.8

(1)	Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Inbound Orders
Energy Production Systems	$457.0	$379.7	$1,504.1	$1,349.7
Energy Processing Systems	144.1	110.6	432.9	343.9
Intercompany eliminations	(0.7)	(0.7)	(1.5)	(5.1)

Subtotal Energy Systems	600.4	489.6	1,935.5	1,688.5
FoodTech	136.8	127.0	398.2	406.0
Airport Systems	66.4	60.0	216.0	200.8
Intercompany eliminations	(1.3)	(1.4)	(6.6)	(5.8)

Total inbound orders	$802.3	$675.2	$2,543.1	$2,289.5

	September 30
	2005	2004
Order Backlog
Energy Production Systems	$1,429.4	$1,225.2
Energy Processing Systems	171.3	130.0
Intercompany eliminations	(0.3)	(2.1)

Subtotal Energy Systems	1,600.4	1,353.1
FoodTech	157.1	131.0
Airport Systems	103.2	131.0
Intercompany eliminations	(0.8)	(1.3)

Total order backlog	$1,859.9	$1,613.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2005 (Unaudited)	December 31, 2004
Cash and cash equivalents	$139.6	$124.1
Trade receivables, net	657.1	671.7
Inventories	468.2	316.3
Other current assets	77.7	105.0

Total current assets	1,342.6	1,217.1
Property, plant and equipment, net	332.6	332.8
Goodwill	121.7	116.8
Intangible assets, net	64.4	72.0
Investments	19.2	76.6
Other assets	104.1	78.6

Total assets	$1,984.6	$1,893.9

Short-term debt and current portion of long-term debt	$2.6	$2.7
Accounts payable, trade and other	310.4	368.8
Advance payments	351.2	297.5
Other current liabilities	327.1	326.4

Total current liabilities	991.3	995.4
Long-term debt, less current portion	190.0	160.4
Other liabilities	86.2	75.9
Common stock	0.7	0.7
Other stockholders’ equity	716.4	661.5

Total liabilities and stockholders’ equity	$1,984.6	$1,893.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2005	2004
Cash provided (required) by operating activities of continuing operations:
Net income	$75.1	$59.5
Depreciation and amortization	48.6	46.6
Trade accounts receivable, net	(9.4)	(103.0)
Inventories	(171.6)	(17.9)
Advance payments	64.8	14.5
Income taxes	(48.2)	4.8
Other	10.0	22.2

Net cash (required) provided by operating activities of continuing operations	(30.7)	26.7

Cash required by discontinued operations	(0.3)	(5.6)

Cash provided (required) by investing activities:
Capital expenditures	(50.7)	(33.3)
Proceeds on disposal of assets	83.7	4.3
Other	—	(0.4)

Net cash provided (required) by investing activities	33.0	(29.4)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	29.8	(18.4)
Issuance of capital stock	18.3	32.9
Purchase of stock held in treasury	(30.5)	—
Net (increase) decrease in common stock in employee benefit trust	(0.7)	1.0

Net cash provided by financing activities	16.9	15.5

Effect of changes in foreign exchange rates on cash and cash equivalents	(3.4)	(0.4)

Increase in cash and cash equivalents	15.5	6.8
Cash and cash equivalents, beginning of period	124.1	29.0

Cash and cash equivalents, end of period	$139.6	$35.8